Exhibit 4.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.              Name of corporation:

Prospect Global Resources Inc.

2.              The articles have been amended as follows: (provide article numbers, if available)

Article III of the Corporation’s Second Amended and Restated Articles shall be amended by adding the language included as Annex A to the end of Article III related to a 50-for-1 reverse stock split.

3.              The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 71.6%

4.	Effective date and time of filing: (optional)	Date:	09/04/2013	Time:	12:01a.m. MST
(must not be later than 90 days after the certificate is filed)

5.              Signature: (required)

/s/ Damon G. Barber
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

Annex A

Certificate of Amendment
to the
Amended and Restated Articles of Incorporation
of Prospect Global Resources Inc.

Prospect Global Resource Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”) hereby certifies as follows:

1.     Article III of the Corporation’s Second Amended and Restated Articles shall be amended by adding the following section to the end of Article III:

“Section 4. Reverse Stock Split. At 12:01 a.m. Mountain Time on September 4, 2013 (the “Effective Time”) pursuant to the Nevada Revised Statutes, each 50 shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof; provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

2.      The foregoing amendment has been duly adopted in accordance with the provisions of Nevada Revised Statutes 78.385 and 78.390 by the vote of a majority of each class outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 3rd day of September, 2013.

/s/ Damon G. Barber
Damon G. Barber
President and Chief Executive Officer